January 8, 2014

TO:	All Stockholders (Addressed Individually)
SUBJECT:	Report from the President

At the Bank

A New Year, The Same Mission

As we begin 2014, I would like to wish each and every one of our shareholders a healthy and prosperous New Year.  And I would like to thank you for your business in 2013, as well as your continued commitment to responsible lending.  Our cooperative draws strength from our membership, and through your advances borrowings and participation in our other programs, your Home Loan Bank performed well throughout last year.

This year, as all years do, will bring with it change, both in Washington and closer to home.  In Washington, the change began to take shape on December 10, when the Senate confirmed Congressman Mel Watt (D-NC) for a five-year term as Director of the Federal Housing Finance Agency.  In a statement on the confirmation, President Barack Obama said: “He’s the right person to protect Americans who work hard and play by the rules every day, and he’ll be the right regulator to make sure the kind of crisis we just went through never happens again.”  In his new role, Congressman Watt will lead the regulator of the Federal Home Loan Bank System.  We have always stressed to our regulator that our members are the right institutions to protect those same Americans who work hard; that our members play by the rules every day; and that our nation’s community lenders, and the Home Loan Banks that support them, provide the foundation for responsible banking that our country needs if it wishes to avoid another financial crisis.  Congressman Watt will have much to deal with in his new role, from the conservatorship of Fannie Mae and Freddie Mac to continuing housing reform efforts.  I look forward to meeting with him and letting him know that the Home Loan Banks work.

As I mentioned earlier, the Federal Home Loan Bank of New York works because of our membership and their commitment to producing quality loans.  But we also benefit from an active and involved Board of Directors, an experienced and tested management team and our talented and committed staff.  In December, our Directors voted to re-elect Michael M. Horn to a two-year term as Board chairman.  As chairman, Mike has overseen a Board that has provided the Bank with invaluable guidance, and I look forward to this continuing over the next two years.

Later this month, we will welcome three new Directors – New Jersey Member Director Gerald H. Lipkin, New York Member Director Monte N. Redman and Independent Director Larry E. Thompson – to their first meeting on our Board.  They join Carlos J. Vázquez, Member Director representing Puerto Rico and the U.S. Virgin Islands, who joined our Board in November to fill an unexpired term and begins his first full term this month.  Our four newest Directors continue our tradition of having a Board that is comprised of leaders in the fields of community banking, economic growth and community development.  Certainly, their added expertise strengthens our cooperative.

We have also worked to strengthen our management team.  On October 15, 2013, José González joined the Bank as our Executive Vice President.  As I noted in our announcement on this action, José is uniquely qualified to become CEO when I retire.  On October 15, I stated: “Today we shift from planning succession to planning the transition.”  Nearly three months later, I am pleased to report the transition has been progressing very smoothly.

Advances Average $88.7 Billion in December 2013

As a veteran community banker and a former member of the Board, José knows that every person at the Home Loan Bank, from the Board Room to the corner office to the last cubicle, is committed to remaining a reliable partner for our members. The liquidity we provide helps you meet the banking needs of the communities you serve, which is evident in the level of our advances: in December 2013, advances averaged $88.7 billion, an increase of $0.6 billion from November 2013.

This year will bring change, both in Washington and at your Home Loan Bank.  But even amid change, our values remain constant: our commitment to our members, your commitment to the communities you serve, and the strength of our Advances Bank model.  And with a focus on these constants, 2014 can be a great year for all of us.

Sincerely,

Alfred A. DelliBovi
President and CEO

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.